As filed with the Securities and Exchange Commission on September 28, 2020

Registration No. 333-234038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-234038

UNDER

THE SECURITIES ACT OF 1933

Principia Biopharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3487603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 East Grand Avenue

South San Francisco, California 94080

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

John Reed

President

Principia Biopharma Inc.

220 East Grand Avenue

South San Francisco, California 94080

(650) 416-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Principia Biopharma Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•

Registration No. 333-234038, filed with the Commission on October 1, 2019, registering (i) shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”), (iii) debt securities and (iv) warrants to purchase Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of August 16, 2020 (the “Merger Agreement”), by and among the Company, Sanofi, a French société anonyme (“Sanofi”), and Kortex Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sanofi (“Purchaser”), Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Sanofi. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, in the State of California, on September 28, 2020.

PRINCIPIA BIOPHARMA INC.

By:	/s/ John Reed
Name:	John Reed
Title:	President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.